EXHIBIT 99.1


CHINA ENERGY SAVINGS INCREASES STAKE IN ENERGY SAVINGS PROJECT

Thursday February 3, 8:32 am ET

STARWAY MANAGEMENT LIMITED BECOMES WHOLLY OWNED SUBSIDIARY

HONG KONG, Feb. 3 /Xinhua-PRNewswire/ -- The Board of Directors of China Energy Savings Technology, Inc. (OTC Bulletin Board: CESV - NEWS) is pleased to announce it has acquired the remaining 35% stake in Starway Management Limited ("Starway") held by Sky Beyond Investments Limited ("Sky Beyond"). In exchange for the 35% stake, China Energy Savings will issue 7,807,569 shares of its common stocks to Sky Beyond. The amount of consideration given for the Acquisition was determined with reference to the acquisitions of 50% and 15% stake in Starway capital stock on June 30, 2004 and November 15, 2004 respectively.

Mr. Sun Li, CEO of China Energy Savings said, "The positive impact to the company's revenue and profit through from this acquisition cannot be taken lightly. This is a major event in our company's history, and dating back to August of last year, when we acquired 50% of Starway, we knew we wanted to make them a wholly owned subsidiary as quickly as possible. We have worked very hard to accomplish this." On November 16, 2004 the company acquired an additional 15% of Starway, raising its stake to 65% at that time. "Complete ownership of Starway gives us every expectation we'll have better profits, and profit potentials moving forward. This is a great day in the company's history, and a great day for shareholders."

Upon completion of the shares transfer, China Energy Savings will wholly own Starway. At present, Starway holds 100% interest in Shenzhen Dicken Industrial Development Limited ("Shenzhen Dicken"). The core business of Shenzhen Dicken is the development of advanced energy savings products and wind energy project in China energy project in China.

For the period January to December 2004, Shenzhen Dicken had profits of approximately RMB254.7 million (approximately US$30.7 million) on revenues of RMB360.3 million (approximately US$43.6 million).

The Board of Directors of China Energy Savings, citing increased net profits and complete ownership in its China energy savings projects, has deemed it to be in the best interests of the corporation and its stockholders to proceed with the deal to acquire 100% of Starway. The Board also cited the acquisition as favorable to its listing application to transfer to the NASDAQ National Market.

About China Energy Savings Technology

The company is a holding company that owns 65% of Starway Management Limited whose subsidiaries are engaged in the manufacturing and sales of advanced technology energy-saving products in the People's Republic of China (PRC). According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

    For more information, please contact:

     John Roskelley, President,
     First Global Media
     Tel:  +1-480-902-3110

     Web:   http://www.chinaenergysavings.com
     Email: contactus@cesv-inc.com